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                                                                    EXHIBIT 99.2

BENEDEK BROADCASTING CORPORATION
100 Park Avenue
Rockford, Illinois 61101
CONTACT: Ron Lindwall, Chief Financial Officer
         (815) 987-5350

      BENEDEK BROADCASTING ANNOUNCES 100% RESPONSE TO ITS TENDER OFFER AND
          CONSENT SOLICITATION FOR 11 7/8% SENIOR SECURED NOTES DUE 2005

             COMPLETION OF STATION SWAP FOR KKTV IN COLORADO SPRINGS

         May 3, 1999 -- Rockford, Illinois: Benedek Broadcasting Corporation announced today that all of the $135 million in outstanding principal amount of its 11 7/8% Senior Secured Notes due 2005 had been tendered in response to the Company's previously announced tender offer. All of the holders of the Notes also consented to the elimination of substantially all of the restrictive provisions and covenants and certain default provisions in the indenture under which the Notes were issued (other than the covenants to pay interest on the principal of the Notes and the related default provisions). The anticipated date for completion of the tender offer is May 17, 1999 and the anticipated payment date for the offer price and consent payment is May 20, 1999.

         The offer remains subject to the conditions described in the Company's Offer to Purchase dated April 16, 1999, including the availability of financing. As previously announced, the Company has obtained a commitment from TD Securities (USA) Inc., subject to certain customary conditions, to arrange through its affiliate, Toronto Dominion (Texas), Inc., for bank facilities which, if completed, will provide sufficient financing for the purchase of the Notes. The bank facilities will provide the Company with an aggregate of $425 million in availability for the tender offer, for the refinancing of the Company's existing bank debt and for other purposes, including the acquisition of other outstanding securities of the Company and its parent company, Benedek Communications Corp., and the acquisition of other broadcast properties subject to compliance with covenant requirements.

         The Company also announced that it has completed the swap transaction with The Ackerley Group, Inc. of Seattle, WA to swap the assets of KCOY-TV in Santa Maria, CA for those of KKTV, the Ackerley station in Colorado Springs, CO. The swap also included additional cash consideration payable by Benedek Broadcasting. KKTV, Channel 11, is a CBS affiliate and the dominant station in the nation's 94th largest market. The station broadcasts the market's top-rated local news, "Oprah Winfrey", "Wheel of Fortune", "Jeopardy", and is home to the NFL's Denver Broncos.

         This news release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer is only made by the tender offer and consent solicitation documents. Questions concerning the terms of the tender offers or solicitations may be directed to TD Securities (USA), Inc., the Dealer Manager and Solicitation Agent, at (212) 827-7454; contact Ethan S. Buyon. Questions concerning the procedures for tendering notes or requests for the offering documents or letters of transmittal may be directed to the Dealer Manager and Solicitation Agent.

                                      99-2